As filed with the Securities and Exchange Commission on November 29, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HUT 8 CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	92-2056803 (I.R.S. Employer Identification No.)

1101 Brickell Avenue, Suite 1500 Miami, Florida (Address of Principal Executive Offices)	33131 (Zip Code)

Hut 8 Corp. 2023 Omnibus Incentive Plan
(Full title of the plan)

Asher Genoot

President
Hut 8 Corp.
1101 Brickell Avenue, Suite 1500
Miami, Florida
(Name and address of agent for service)

(305) 224-6427
(Telephone number, including area code, of agent for service)

With a copy to:

Aniss Amdiss

Chief Legal Officer and Corporate Secretary

Hut 8 Mining Corp.

24 Duncan Street, Suite 500

Toronto, ON M5V 2B8

(647) 256-1992

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

explanatory note

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Hut 8 Corp. a Delaware corporation (the “Registrant”), to register up to 6,065,682 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable in connection with the Hut 8 Corp. 2023 Omnibus Incentive Plan under the Securities Act of 1933, as amended (the “Securities Act”).

On February 6, 2023, Hut 8 Mining Corp., a corporation existing under the laws of British Columbia (“Hut 8”), U.S. Data Mining Group, Inc., a Nevada corporation, (“USBTC”), and the Registrant entered into a Business Combination Agreement (the “Business Combination Agreement”) pursuant to which, among other things, Hut 8 and its direct wholly-owned subsidiary, Hut 8 Holdings Inc., a corporation existing under the laws of British Columbia, will be amalgamated to continue as one British Columbia corporation (“Hut Amalco”) and both Hut Amalco and USBTC will become wholly-owned subsidiaries of the Registrant (the “Business Combination”).

Pursuant to and subject to the terms of the Business Combination Agreement, each Hut 8 stock option (“Hut 8 Option”) that is outstanding immediately prior to the closing of the Business Combination will be disposed of by the holder and cancelled, and as the sole consideration therefor the Registrant shall grant such holder a stock option (a “Hut 8 Replacement Option”) with respect to the Common Stock of the Registrant entitling the holder to purchase that number of shares of Common Stock equal to the product obtained when the number of common shares of Hut 8 (each, a “Hut 8 Common Share”) subject to the replaced Hut 8 Option immediately prior to the closing of the Business Combination is multiplied by 0.2, at an exercise price per share of Common Stock equal to the quotient obtained when the exercise price per Hut 8 Common Share under the replaced Hut 8 Option is divided by 0.2. The Hut 8 Replacement Options shall be governed by the Hut 8 Corp. 2023 Omnibus Incentive Plan, and, other than the exercise price and number and kind of shares that may be purchased, shall otherwise have the same terms and conditions (including vesting, exercisability terms and expiry date) as were applicable to the replaced Hut 8 Options immediately prior to the closing of the Business Combination. The aggregate number of shares of the Registrant’s Common Stock subject to the Hut 8 Replacement Options is 23,000 shares.

In addition, this Registration Statement covers up to 6,042,682 shares of the Registrant’s Common Stock issuable in connection with other stock-based awards under the Hut 8 Corp. 2023 Omnibus Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(a)	The Registrant’s prospectus (the “Prospectus”) dated November 9, 2023, filed pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4 originally filed with the Commission on February 13, 2023, as amended (File No. 333-269738);

(b)	The description of the Registrant’s Common Stock, included under the caption “Description of New Hut Capital Stock” in the Prospectus;

(c)	Hut 8’s Annual Report on Form 40-F for the fiscal year ended December 31, 2022, filed with the Commission on March 9, 2023;

(d)	Hut 8’s Management’s Discussion and Analysis and Unaudited Consolidated Financial Statements included in Hut 8’s Report of Foreign Private Issuer on Form 6-K for the three and nine months ended September 30, 2023 and 2022, filed with the Commission on November 14, 2023;

(e)	The audit report of Raymond Chabot Grant Thornton LLP, dated March 8, 2023, on the Consolidated Financial Statements of Hut 8 as of December 31, 2022 and 2021, included in Hut 8’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on April 18, 2023;

(f)	Hut 8’s Management Information Circular included in Hut 8’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on June 6, 2022; and

(g)	The material change report of Hut 8 included in Hut 8’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 8, 2023.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as legal counsel.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant’s directors and officers shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, to the fullest extent that the limitation of such liabilities is permitted under the DGCL as in effect at the time such liability is determined.

Further, upon closing of the Business Combination, all of the Registrant’s directors and officers will be covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, the Registrant will enter into indemnification agreements with its directors and certain of its executive officers providing for the indemnification of such director or executive officer, as applicable, to the extent permissible under applicable law, and the payment of expenses, including counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant. The form of Indemnification Agreement was filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4 originally filed with the Commission on February 13, 2023, as amended (File No. 333-269738).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1*	Amended and Restated Certificate of Incorporation of Hut 8 Corp.

4.2*	Amended and Restated Bylaws of Hut 8 Corp.

4.3*	Hut 8 Corp. Omnibus Incentive Plan

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1*	Consent of Raymond Chabot Grant Thornton LLP.

23.2*	Consent of RSM US LLP.

23.3*	Consent of LJ Soldinger Associates, LLC.

23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages of this registration statement).

107*	Filing fee table.

*            Filed herewith.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on November 29, 2023.

Hut 8 Corp.

By:	/s/ Asher Genoot
Asher Genoot
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Asher Genoot	President and Sole Director	November 29, 2023
Asher Genoot	(Principal Executive Officer)

/s/ Michael Ho	Vice President, Secretary and Treasurer	November 29, 2023
Michael Ho	(Principal Financial and Accounting Officer)